Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated September 26, 2006

UBS AG Partial Principal Protected Notes
Linked to an Asian Index Basket
OFFERING GROWTH POTENTIAL WITH PARTIAL PRINCIPAL PROTECTION

INDICATIVE TERMS
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 Issuer                UBS AG
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 Issue Price           $10 per Note
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 Underlying Index      33.34% FTSE/Xinhua China 25 Index(TM)
                       ("China 25 Index")
                       33.33% Korea KOPSI(TM) 200 Index
                       ("KOPSI2 Index")
 Basket and            33.33% MSCISingapore Index(SM)
 weightings            ("Singapore Index")
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 Term                  5 years
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 Participation Rate    100% to 110%, indicative
 (set on trade date)
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 Payment on            Investors will receive a cash payment at
 Maturity Date         maturity that is based on the Basket Return:
                       o  If the Basket Return is positive, you will receive
                          100% principal plus an additional payment of between 100% to 110% of the Basket Return
                       o  If the Basket Return is between 0% and
                          -20%, you will receive your full principal
                       o  If the Basket Return is less than -20%, you will lose
                          1% of your principal for each percentage point that the Basket Return is below -20%
                       ACCORDINGLY, IF THE BASKET HAS DECLINED BY MORE THAN 20%
                       OVER THE TERM OF THE NOTES, YOU WILL LOSE UP TO 80% OF
                       YOUR PRINCIPAL AT MATURITY.
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 Basket Return         Basket Ending Level - Basket Starting Level
                       -------------------------------------------
                                  Basket Starting Level
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 Basket Starting Level 100
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 Basket Ending Level   The closing level of the Basket on the Final Valuation
                       Date
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 Trade Date*           October 25, 2006
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 Settlement Date*      October 31, 2006
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 Final Valuation Date* October 25, 2011
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 Maturity Date*        October 31, 2011
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* EXPECTED
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PRODUCT DESCRIPTION
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Partial Principal Protected Notes provide exposure to potential price appreciation in a basket of Asian equity indexes as well as partial principal protection at maturity. Partial principal protected investments issued at UBS can help reduce portfolio risk while maintaining an enhanced exposure to equities. The partial principal protection feature only applies at maturity.

BENEFITS
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o    Growth Potential: Investors receive enhanced upside participation in the performance of an Asian index basket
o Partial Protection of Capital: At maturity, you will receive a cash payment equal to at least 20% of your principal
o Diversification: Investors can diversify in a partial principal protected investment linked to a basket of domestic and international equity indexes

SCENARIO ANALYSIS AT MATURITY
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ASSUMPTIONS:  105% X POSITIVE BASKET RETURN; PROTECTS AGAINST A DECLINE OF UP TO
20% IN THE BASKET

                           BASKET                                      NOTE
   [GRAPHIC OMITTED]       RETURN                                     RETURN
                           -------------------------------------------------
                            50%                                        52.5%
                            40%                                        42.0%
                            30%         105% X BASKET RETURN           31.5%
                            20%                                        21.0%
                            10%                                        10.5%
                           -------------------------------------------------
                             0%                                           0%

                           -10%        PROTECTS AGAINST A DECLINE         0%
                                       OF UP TO 20% IN THE BASKET
                           -20%                                           0%
                           -------------------------------------------------
                           -30%                                         -10%
                           -40%        1:1 EXPOSURE BELOW -20%           -20%
                           -50%                                         -30%
                           -------------------------------------------------

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated September 26, 2006

                                                  Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated September 26, 2006

INDEX DESCRIPTION
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INDEX DESCRIPTIONS
The China 25 Index (XINOI) is a real-time index comprising 25 of the largest and most liquid Chinese stocks listed and trading on the Hong Kong Stock Exchange.

The KOPSI2 Index (KOPSI2) is a capitalization-weighted index of 200 Korean stocks which make up 90% of the total market value of the Korea Stock Exchange.

The Singapore Index (SGY) is a free-float adjusted market capitalizations index of 39 stocks that is designed to measure equity market performance in Singapore.

HISTORICAL PERFORMANCE
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The graph below illustrates the performance of each of the Basket Index components from 1/31/90 to 9/26/06 - BLOOMBERG

                               [GRAPHIC OMITTED]



HISTORICAL PERFORMANCE OF ANY INDEX IS NOT INDICATIVE OF FUTURE RESULTS.

INVESTOR SUITABILITY AND KEY RISKS
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THE NOTES MAY BE SUITABLE FOR YOU IF:
o You seek an investment with a return linked to the performance of the Index Basket
o You seek an investment that offers partial principal protection when the Notes are held to maturity
o    You are willing to hold the Notes to maturity
o    You do not seek current income from this investment
o You are willing to invest in the Notes based on the range indicated for the Participation Rate (the actual Participation Rate will be determined on trade date)

THE NOTES MAY NOT BE SUITABLE FOR YOU IF:
o    You do not seek an investment with exposure to any Asian market economies
o    You are unable or unwilling to hold the Notes to maturity
o    You seek an investment that is 100% principal protected
o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings
o    You seek current income from your investments
o    You seek an investment for which there will be an active secondary market

KEY RISKS:
o At maturity, the Notes are exposed to any decline in the level of the Index Basket in excess of 20%
o Partial principal protection only if you hold the Notes to maturity--You should be willing to hold the notes to maturity
o Market risk--the return on the Notes is linked to the performance of the basket indexes and may be positive or negative
o No interest payments--You will not receive any periodic interest payments on the notes
o No direct exposure to fluctuations in foreign exchange rates--the value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the Basket Constituent Stocks are based
o There may be little or no secondary market for the Notes--the notes will not be listed or displayed on any securities exchange

INVESTORS ARE URGED TO REVIEW ORISK FACTORSO IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATING TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE AT 1-800-657-9836